Exhibit (a)(5)

LETTER TO BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES, AND OTHER NOMINEES TO
THEIR CLIENTS

LETTER TO CLIENTS

OFFER TO PURCHASE FOR CASH

by

VOXWARE, INC.

SHARES OF ITS COMMON STOCK AT A PURCHASE PRICE OF $1.00 PER SHARE.
THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M., EASTERN TIME,
ON NOVEMBER 4, 2010, UNLESS THE OFFER IS EXTENDED.

To Our Clients:

     Enclosed for your consideration are the offer to purchase, dated October 4, 2010, and the related letter of transmittal in connection with the offer by Voxware, Inc., a Delaware corporation (“Voxware”), to purchase for cash shares of its common stock, par value $0.001 per share, at a price of $1.00 per share, net to the seller in cash, without interest.

     Voxware’s offer is being made upon the terms and subject to the conditions set forth in its offer to purchase, dated October 4, 2010, and in the related letter of transmittal which, as they may be amended and supplemented from time to time, together constitute the tender offer.

     Only shares properly tendered and not properly withdrawn will be purchased. All shares tendered and not purchased will be returned at Voxware’s expense as soon as practicable following the expiration date.

     We are the holder of record of shares for your account. A tender of your shares can be made only by us as the holder of record and pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender your shares held by us for your account.

     Accordingly, please use the attached “Instruction Form” to instruct us as to whether you wish us to tender any or all of the shares we hold for your account on the terms and subject to the conditions of the tender offer.

     WE CALL YOUR ATTENTION TO THE FOLLOWING:

1.	The tender offer is conditioned on a minimum of 500,000 shares being tendered. The tender offer is, also, subject to certain other conditions described in the offer to purchase.
2.	The tender offer and withdrawal rights will expire at 5:00 p.m., New York Time, on November 4, 2010, unless Voxware extends the tender offer.
3.	An independent special committee of the board of directors of Voxware has approved the offer.
4.	If you wish to have us tender any or all of your shares, please so instruct us by completing, executing, detaching and returning to us the attached Instruction Form. If you authorize us to tender your shares, we will tender all such shares unless you specify otherwise on the attached Instruction Form.

     Please forward your Instruction Form to us as soon as possible to allow us ample time to tender your shares on your behalf prior to the expiration of the offer.

     The offer is being made solely under the offer to purchase and the related letter of transmittal and is being made to all record holders of shares. The offer is not being made to, nor will tenders be accepted from or on behalf of, holders of shares residing in any jurisdiction in which the making of the offer or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.

Sincerely,

Voxware, Inc.

By:	/s/ Scott J. Yetter
President and Chief Executive Officer

INSTRUCTION FORM

INSTRUCTIONS FOR TENDER OF SHARES OF
VOXWARE, INC.

     By signing this instruction form you acknowledge receipt of our letter and the enclosed offer to purchase, dated October 4, 2010, and the related letter of transmittal in connection with the offer by Voxware, Inc., a Delaware corporation (“Voxware”), to purchase shares of its common stock, $0.001 par value per share. Voxware is offering to purchase its shares at a price of $1.00 per share, net to the seller in cash, without interest. Voxware’s offer is being made upon the terms and subject to the conditions set forth in the offer to purchase and in the related letter of transmittal, which, as they may be amended or supplemented from time to time, together constitute the offer.

     This will instruct us to tender to Voxware, on your behalf, the number of shares indicated below (or if no number is indicated below, all shares) which are beneficially owned by you but registered in our name, upon the terms and subject to the conditions of the offer.

     Number of shares to be tendered:

               shares. (Unless otherwise indicated, it will be assumed that all shares held by us for your account are to be tendered.)

     THE METHOD OF DELIVERY OF THIS DOCUMENT IS AT THE OPTION AND RISK OF THE TENDERING STOCKHOLDER. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY.

SIGN HERE:

Signature(s):

Print Name(s):

Address(es):

Area Code and Telephone Number:

Taxpayer Identification or Social Security Number:

Date:	, 2010.